EXHIBIT 99.1

Cellegy Pharmaceuticals Reports

Second Quarter Financial Results

-  Conference Call Scheduled for Wednesday, August 11th at 9:30 am PDT -

South San Francisco, California – August 10, 2004 – Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) today reported financial results for the second quarter and six months ended June 30, 2004.

Recent Highlights:

•                  Cellegesic™ (nitroglycerin ointment) NDA filed with the FDA in June.

•                  Rectogesic® (nitroglycerin ointment) received UK “approvable” notification in July.

•                  License agreement with Strakan Pharmaceuticals for European commercialization of TostrexTM (testosterone gel) finalized in July.

•                  Private Placement of $10.3 million also completed in July.

Commenting on the Company’s progress, K. Michael Forrest, President and CEO, said, “We are delighted to report the achievement of some recent key milestones.  We believe these validating regulatory events, in conjunction with substantial progress toward commercialization of our lead products addressing large markets with unmet medical needs, are of significant value to Cellegy and its shareholders.”

Conference Call, Tomorrow at 9:30 am PDT:

To participate in the live call by telephone, please dial (888) 803-8269 from the United States, or for international callers, please dial (706) 634-2467.  To listen to the webcast live, go to www.cellegy.com.  A replay will be available on Cellegy’s web site for 14 days.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the United States, or (706) 645-9291 for international callers, and entering reservation number 9269635.

Financial Results

For the second quarter ended June 30, 2004, revenues were $430,000, compared with $263,000 for the same period last year.  Revenues during this year’s second quarter consisted primarily of $129,000 of Rectogesic product sales in Australia, $92,000 in skin care product sales to Gryphon Development, the product development division of a major specialty retailer, and $208,000 in licensing revenue from PDI, Inc., Cellegy’s licensee for Fortigel™ (testosterone gel).  Revenues for last year’s second quarter were comprised of $55,000 in Australian Rectogesic sales and $208,000 in PDI licensing revenue.

For the six months ended June 30, 2004, revenues were $768,000 comprised primarily of $259,000 in Australian Rectogesic sales, $92,000 in Gryphon skin care product sales and $416,000 in PDI licensing revenue.  Revenues for the first six months of last year were $655,000 consisting primarily of $171,000 in Australian Rectogesic sales, $55,000 in skin care product sales, primarily to Gryphon and $416,000 in PDI licensing revenue.

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For the three months ended June 30, 2004, the Company had a net loss of $2,708,000, or $0.13 per share, compared with a net loss of $4,165,000, or $0.21 per share, for the same period last year.  For the six months ended June 30, 2004, the net loss was $5,766,000, or $0.29 per share, compared with a net loss of $7,278,000, or $0.37 per share, for the same period last year.

Cash and investments at June 30, 2004 were $5.9 million, compared with $11.6 million at December 31, 2003.  With the completion of a $10.3 million private placement financing in July 2004, cash and investments are currently at approximately $15.0 million.  Monthly cash used in operations during the third quarter of 2004 is expected to average about $0.9 million per month.

Additional Financial Information

In December 2002, Cellegy received $15 million from PDI for exclusive commercial rights to Fortigel in North American markets.  Cellegy has recorded licensing revenue of $208,000 from PDI in each of the first two quarters of 2004 reflecting the amortization of this payment over the expected commercial life of Fortigel.  The balance will continue to be recorded as licensing revenue in subsequent quarters over the life of the product. Gryphon Development has placed one additional order of about $90,000 for the third quarter, but has not yet determined their skin care product requirements for the remainder of 2004.

Operating expenses for the three and six-month periods ending June 30, 2004 were lower by $1,398,000, or 30%, and $1,352,000, or 17%, respectively, compared with the same periods last year.  During the first six months of 2004, Cellegy’s selling, general and administration expenses were lower by $317,000.  In the first six months of 2003, $425,000 in non-cash compensation expenses related to bonuses that were paid in stock and $190,000 related to other non-cash charges were incurred. During the first six months of this year, lower non-cash charges and salaries were offset somewhat by higher legal and accounting fees which increased by $470,000.

Research and development expenses, which for Cellegy are primarily clinical costs, were lower by $1,035,000 during the first half of this year, compared with last year’s first half.  These expenses are expected to remain at reduced levels during the third quarter, but will likely increase in the fourth quarter of 2004 should we begin a Phase 3 clinical trial for Fortigel, now under review with the FDA, or if we begin an advanced clinical study using TostrelleTM gel, to treat female sexual dysfunction.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, women’s health care conditions and certain cancers.

In June 2004, the Company submitted a New Drug Application (“NDA”) to the FDA for marketing approval of Cellegesic, a nitric oxide donor for the treatment of chronic anal fissure pain.  The product recently received “approvable” status in the United Kingdom.  The Company is also pursuing the use of Cellegesic for the treatment hemorrhoids, as well as dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States.  There is currently no effective treatment for dyspareunia.

Tostrelle is in a Phase 2 trial to improve libido in testosterone deficient women. Cellegy is in discussions with the FDA to determine additional clinical trial requirements for marketing approval of Fortigel for the treatment of male hypogonadism. Strakan Pharmaceuticals Limited has recently licensed marketing rights to Fortigel (branded Tostrex® gel in Europe) for the United Kingdom and other European markets.  Tostrex is currently undergoing regulatory review in Sweden.  Other nitric oxide donor products being developed by Cellegy researchers address a number of conditions including prostate cancer, Raynaud’s Disease and Restless Legs Syndrome.

Forward-Looking Statements

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties relate to, among other factors, regulatory approvals of: Cellegesic in the United States, Rectogesic in the United Kingdom and Tostrex in Sweden; completion, timing and the outcome of clinical trials, including the Tostrelle Phase 2 trial for Female Sexual Dysfunction and the Cellegesic Phase 2 trial for hemorrhoids; the outcome and timing of on-going discussions with the FDA with regard to additional clinical requirements for marketing approval of Fortigel; and the need and ability to complete additional corporate partnerships and financings. In December 2003, Cellegy and PDI initiated legal proceedings against each other relating to the Fortigel license agreement. Although the Company believes PDI’s claims are without merit, there can be no assurances regarding the outcome of the litigation, which will likely take several more months to resolve. Cellegy could be required to devote significant time and resources to the proceedings and an unfavorable outcome could have a material adverse impact on the Company’s financial position. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ending 2003, the Quarterly Report on Form 10-Q for the period ending June 30, 2004 and other documents filed with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.

Summary Financial Results

June 30, 2004

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues:	$430	$263	$768	$655

Costs and expenses:
Cost of products sold	56	6	76	40
Research and development	2,189	3,145	4,347	5,382
Selling, general and administrative	1,022	1,464	2,427	2,744
Total costs and expenses	3,267	4,615	6,850	8,166

Operating loss	(2,837)	(4,352)	(6,082)	(7,511)

Other income (expense), net	129	187	316	233

Net loss	$(2,708)	$(4,165)	$(5,766)	$(7,278)

Basic and diluted net loss per common share	$0.13	$0.21	$0.29	$0.37

Weighted average common shares outstanding	20,123	19,951	20,105	19,901

Cellegy Pharmaceuticals, Inc.

Summary Financial Results

June 30, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Cash and investments (1)	$5,864	$11,564
Other assets	3,244	3,767
Total assets	$9,108	$15,331

Current liabilities	$2,771	$2,852
Deferred revenue	12,918	13,335
Other long-term liabilities and derivative instrument (2)	1,292	724
Shareholders’ deficit	(7,873)	(1,580)
Total liability and shareholders’ deficit	$9,108	$15,331

(1)          Includes restricted cash of $227,000 in both periods.

(2)          $624,000 has been recorded as a derivative instrument at June 30, 2004.  It reflects the estimated fair value of 260,000 warrants issued to Kingsbridge Capital Limited in January 2004.

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